Exhibit 3.1

Article VI, Section 1 of the Bylaws of Boston Omaha Corporation, as amended

ARTICLE VI

CAPITAL STOCK

Section 1. Certificates of Stock.  Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the chairman or Vice-chairman of the Board of Directors, or the President or a Vice-President and the Treasurer or an assistant Treasurer, or the Secretary or an assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.  Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified. Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation.  Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates.  The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class shall be identical.